Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter and First Nine Months of Fiscal 2017 Results

Lakewood, Colorado, August 3, 2017. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter and first nine months of fiscal 2017 and revised its outlook for fiscal 2017.

Highlights for Third Quarter and First Nine Months of Fiscal 2017 Compared to Third Quarter and First Nine Months of Fiscal 2016

●	Net sales increased 8.6% to $194.7 million in the third quarter and increased 8.8% to $570.5 million in the first nine months of fiscal 2017;
●	Daily average comparable store sales increased 0.4% in the third quarter and decreased 0.7% in the first nine months of fiscal 2017;
●	Net income was $0.6 million with diluted earnings per share of $0.03 in the third quarter and was $5.7 million with diluted earnings per share of $0.25 in the first nine months of fiscal 2017;
●	EBITDA was $9.2 million in the third quarter and was $33.3 million in the first nine months of fiscal 2017; and
●

Opened fourteen new stores in the first nine months of fiscal 2017, compared to fifteen new stores in the first nine months of fiscal 2016, resulting in growth rates of 18.6% and 19.2% for the twelve month periods ended June 30, 2017 and 2016, respectively.

“While we had a challenging third quarter in terms of margin and earnings performance, I am encouraged by the improvements in our daily average comparable store sales and by mature store sales trends during the third quarter,” said Kemper Isely, Co-President. “We believe these trends reflect the positive impact of our recent marketing initiatives. I was pleased with the strong sales lift we’ve experienced in our relocated Boulder store and am excited about the recent relocation of our downtown Denver store. Looking ahead, we have moderated new unit growth to reflect the challenging competitive environment and have no additional new store openings planned for the fourth quarter of fiscal 2017. With comparable stores sales trending in the right direction, including good momentum exiting the third quarter, we intend to refocus our efforts on controlling expenses and improving earnings performance.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter and first nine months of fiscal 2017 and 2016 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2017 Compared to Third Quarter Fiscal 2016

During the third quarter of fiscal 2017, net sales increased $15.4 million, or 8.6%, to $194.7 million compared to the same period in fiscal 2016, primarily due to a $16.7 million increase in sales from new stores, partially offset by a $1.3 million decrease in comparable store sales due to one less selling day as a result of timing of the Easter holiday. Daily average comparable store sales increased 0.4% in the third quarter of fiscal 2017 compared to a 0.7% increase in the third quarter of fiscal 2016. The daily average store sales increase resulted from a 0.3% decrease in daily average transaction count and a 0.7% increase in average transaction size during the third quarter of fiscal 2017. Daily average mature store sales decreased 0.9% in the third quarter of fiscal 2017 compared to a 1.3% decrease in the third quarter of fiscal 2016. For fiscal 2017, mature stores include all stores open during or before fiscal 2012.

Gross profit during the third quarter of fiscal 2017 increased 3.6% over the same period in fiscal 2016 to $52.8 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.1% of sales for the third quarter of fiscal 2017 compared to 28.4% of sales for the third quarter of fiscal 2016. The decline in gross margin was primarily driven by an increase in occupancy costs and slightly lower product margin, both as a percentage of sales, and by the loss of one selling day during the quarter.

Store expenses during the third quarter of fiscal 2017 increased $4.9 million, or 12.3%, to $45.0 million. Store expenses as a percentage of sales increased to 23.1% during the third quarter of fiscal 2017 compared to 22.4% in the third quarter of fiscal 2016. This increase was primarily due to increases in depreciation, utilities, marketing and other store expenses, partially offset by slightly lower labor-related expenses.

Administrative expenses increased 6.1% to $5.1 million during the third quarter of fiscal 2017 compared to $4.8 million for the comparable period in fiscal 2016, primarily due to an increase in Sarbanes-Oxley-related compliance expenses. Administrative expenses as a percentage of sales decreased to 2.6% during the third quarter of fiscal 2017 compared to 2.7% for the comparable period in fiscal 2016.

Pre-opening and relocation expenses decreased $1.0 million during the third quarter of fiscal 2017 compared to the comparable period in fiscal 2016, due to the impact of the number and timing of new store openings and relocations. During the third quarter of fiscal 2017, the Company opened five new stores, compared to opening six new stores and relocating one store during the third quarter of fiscal 2016.

Interest expense during the third quarter of fiscal 2017 increased $0.1 million compared to the comparable period in fiscal 2016 due to an increase in capital leases and an increase in average borrowings under the Company’s revolving credit facility.

The Company’s effective income tax rate for the three months ended June 30, 2017 and 2016 was 25.5% and 17.5%, respectively. The increase in the effective income tax rate for the three months ended June 30, 2017 was primarily the result of a lower effective income tax rate for the three months ended June 30, 2016 due to higher federal and state tax credits in the provision for that period.

Net income was $0.6 million with diluted earnings per share of $0.03 during the third quarter of fiscal 2017. EBITDA in the third quarter of fiscal 2017 was $9.2 million.

Operating Results — First Nine Months of Fiscal 2017 Compared to First Nine Months of Fiscal 2016

During the first nine months of fiscal 2017, net sales increased $46.0 million, or 8.8%, over the same period in fiscal 2016 to $570.5 million, primarily due to a $51.4 million increase in new store sales, partially offset by a $5.4 million decrease in comparable store sales. Daily average comparable store sales decreased 0.7% during the first nine months of fiscal 2017, which followed a 1.8% increase in the first nine months of fiscal 2016. The 0.7% decrease in the first nine months of fiscal 2017 was driven by a 0.8% decrease in daily average transaction count, partially offset by a 0.2% increase in average transaction size. Daily average mature store sales decreased 2.1% in the first nine months of fiscal 2017 compared to a 0.8% decrease in the first nine months of fiscal 2016.

Gross profit during the first nine months of fiscal 2017 increased 5.5% over the same period in fiscal 2016 to $159.1 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.9% of sales during the first nine months of fiscal 2017 compared to 28.8% of sales in the first nine months of fiscal 2016. Gross margin was negatively impacted by increased occupancy costs as a percentage of sales, partially offset by a slight improvement in product margin.

Store expenses increased $14.5 million during the first nine months of fiscal 2017 to 22.7% of sales compared to 21.9% in the comparable period in fiscal 2016, primarily driven by an increase in labor-related expenses, depreciation, utilities and other store expenses, partially offset by a decrease in marketing expenses, all as a percentage of sales.

Administrative expenses as a percentage of sales decreased to 2.6% during the first nine months of fiscal 2017 compared to 2.8% in the comparable period in fiscal 2016.

Pre-opening and relocation expenses as a percentage of sales declined to 0.6% during the first nine months of fiscal 2017 compared to 0.8% during the comparable period in fiscal 2016, primarily due to the impact of the number and timing of new store openings and relocations. During the first nine months of fiscal 2017, the Company opened fourteen new stores and relocated one store compared to opening fifteen new stores, relocating three stores and remodeling one store during the first nine months of fiscal 2016.

Interest expense increased $0.6 million in the first nine months of fiscal 2017 compared to the comparable period in fiscal 2016, primarily due to higher average borrowings under the Company’s revolving credit facility and an increase in the number of capital leases.

Net income was $5.7 million with diluted earnings per share of $0.25 in the first nine months of fiscal 2017. EBITDA during the first nine months of fiscal 2017 was $33.3 million.

Balance Sheet and Cash Flow

As of June 30, 2017, the Company had $5.1 million in cash and cash equivalents and $16.5 million available for borrowing under its $45 million revolving credit facility. Credit facility usage was comprised of $27.5 million of direct borrowings and $1.0 million of letters of credit as of June 30, 2017.

During the first nine months of fiscal 2017, the Company generated $35.9 million in cash from operations and invested $36.7 million in capital expenditures, primarily for new stores and relocations. Additionally, during the first nine months of fiscal 2017, the Company received proceeds of $2.6 million, net of commissions, from a sale-leaseback transaction for a store building.

Growth and Development

During the third quarter of fiscal 2017, the Company opened five new stores, bringing the total store count as of June 30, 2017 to 140 stores in 19 states. The Company opened fourteen new stores and relocated one store in the first nine months of fiscal 2017 compared to opening fifteen new stores, relocating three stores and remodeling one store in the first nine months of 2016, resulting in a 18.6% and 19.2% unit growth rate, respectively, during those periods.

So far during the fourth quarter of fiscal 2017, the Company has relocated one store in Denver, Colorado. The Company does not plan to open any additional new or relocated stores during the remainder of fiscal 2017. The Company has nine signed leases for stores that are planned to open in fiscal 2018 and beyond in Iowa, Missouri, Oregon, Texas and Utah.

Fiscal 2017 Outlook

The Company is revising its outlook for fiscal 2017, which was last updated when the Company reported second quarter and first half of fiscal 2017 results on May 4, 2017:

	Updated Fiscal 2017 Outlook	First nine months FY’17 Actual
Number of new stores	14	14
Number of relocations	2	1
Number of remodels	0	0
Daily average comparable store sales growth	-1.0% to 0.5%	-0.7%
Net income as a percentage of sales	0.9% to 1.0%	1.0%
Diluted earnings per share	$0.31 to $0.34	$0.25
EBITDA as a percentage of sales	5.7% to 5.9%	5.8%
Capital expenditures (in millions)	$39 to $41	$36.7

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 140 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016
Net sales	$194,709	179,274	570,489	524,455
Cost of goods sold and occupancy costs	141,928	128,344	411,397	373,627
Gross profit	52,781	50,930	159,092	150,828
Store expenses	45,028	40,095	129,271	114,768
Administrative expenses	5,105	4,813	14,947	14,503
Pre-opening and relocation expenses	970	2,007	3,515	4,399
Operating income	1,678	4,015	11,359	17,158
Interest expense	(876)	(768)	(2,738)	(2,154)
Income before income taxes	802	3,247	8,621	15,004
Provision for income taxes	(204)	(567)	(2,966)	(4,999)
Net income	$598	2,680	5,655	10,005

Net income per common share:
Basic	$0.03	0.12	0.25	0.44
Diluted	$0.03	0.12	0.25	0.44
Weighted average number of shares of common stock outstanding:
Basic	22,460,058	22,501,044	22,457,328	22,499,229
Diluted	22,469,186	22,506,098	22,465,126	22,505,220

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2017	September 30, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,123	4,017
Accounts receivable, net	3,285	3,747
Merchandise inventory	92,864	86,330
Prepaid expenses and other current assets	2,226	3,233
Total current assets	103,498	97,327
Property and equipment, net	186,993	178,297
Other assets:
Deposits and other assets	1,608	971
Goodwill and other intangible assets, net of accumulated amortization of $388 and $380, respectively	5,653	5,601
Deferred financing costs, net	41	50
Total other assets	7,302	6,622
Total assets	$297,793	282,246

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,489	53,615
Accrued expenses	16,070	12,448
Capital and financing lease obligations, current portion	521	478
Total current liabilities	74,080	66,541
Long-term liabilities:
Capital and financing lease obligations, net of current portion	31,510	31,429
Revolving credit facility	27,477	27,428
Deferred income tax liabilities, net	11,478	12,178
Deferred compensation	1,110	757
Deferred rent	10,352	8,809
Leasehold incentives	9,085	8,379
Total long-term liabilities	91,012	88,980
Total liabilities	165,092	155,521
Commitments
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at June 30, 2017 and September 30, 2016 and 22,434,931 and 22,452,609 shares outstanding at June 30, 2017 and September 30, 2016, respectively	23	23
Additional paid-in capital	55,873	55,437
Retained earnings	77,610	71,955
Common stock in treasury at cost, 75,348 and 57,670 shares, at June 30, 2017 and September 30, 2016, respectively	(805)	(690)
Total stockholders’ equity	132,701	126,725
Total liabilities and stockholders’ equity	$297,793	282,246

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2017	2016
Operating activities:
Net income	$5,655	10,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,965	18,617
(Gain) loss on disposal of property and equipment	(21)	4
Share-based compensation	604	662
Deferred income tax (benefit) expense	(700)	5,754
Non-cash interest expense	-	10
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	462	(17)
Merchandise inventory	(6,534)	(11,550)
Prepaid expenses and other assets	871	(2,409)
Increase (decrease) in:
Accounts payable	7,114	3,409
Accrued expenses	3,588	(6,363)
Deferred compensation	353	330
Deferred rent and leasehold incentives	2,500	2,280
Net cash provided by operating activities	35,857	20,732
Investing activities:
Acquisition of property and equipment	(36,748)	(39,302)
Proceeds from sale of property and equipment, net of commissions of $80 and zero, respectively	2,585	12
Net cash used in investing activities	(34,163)	(39,290)
Financing activities:
Borrowings under credit facility	224,350	175,062
Repayments under credit facility	(224,300)	(156,235)
Capital and financing lease obligations payments	(352)	(290)
Loan fees paid	-	(42)
Repurchases of common stock	(261)	(139)
Payments on withholding tax for vested restricted stock units	(25)	(10)
Net cash (used in) provided by financing activities	(588)	18,346
Net increase (decrease) in cash and cash equivalents	1,106	(212)
Cash and cash equivalents, beginning of period	4,017	2,915
Cash and cash equivalents, end of period	$5,123	2,703
Supplemental disclosures of cash flow information:
Cash paid for interest on revolving credit facility	$504	161
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $433 and $469, respectively	2,156	1,897
Income taxes paid	2,534	6,362
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,594	9,177
Property acquired through capital and financing lease obligations	226	3,343

Non-GAAP financial measures

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016
Net income	$598	2,680	5,655	10,005
Interest expense	876	768	2,738	2,154
Provision for income taxes	204	567	2,966	4,999
Depreciation and amortization	7,519	6,380	21,965	18,617
EBITDA	$9,197	10,395	33,324	35,775

EBITDA decreased 11.5% to $9.2 million in the three months ended June 30, 2017 compared to $10.4 million for the three months ended June 30, 2016. EBITDA decreased 6.9% to $33.3 million in the nine months ended June 30, 2017 compared to $35.8 million for the nine months ended June 30, 2016. EBITDA as a percent of sales was 4.7% and 5.8% in the three months ended June 30, 2017 and 2016, respectively. EBITDA as a percent of sales was 5.8% and 6.8% in the nine months ended June 30, 2017 and 2016, respectively. Stores with leases that are classified as capital and financing lease obligations, rather than being reflected as operating leases, increased EBITDA as a percentage of sales by approximately 55 basis points for each of the three months ended June 30, 2017 and 2016, and by approximately 55 basis points for each of the nine months ended June 30, 2017 and 2016, due to the impact on cost of goods sold and occupancy costs as discussed above, as well as occupancy costs that would have been included in pre-opening expenses prior to the stores’ opening dates if these leases had been accounted for as operating leases.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility. Further, our incentive compensation plan bases incentive compensation payments on EBITDA.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.